Exhibit 99.1

News: For Immediate Release	February 28, 2005

Contact: John Pyzik

              765-778-6607

Remy International to acquire Unit Parts Company

Anderson, Indiana (USA)… Remy International, Inc., today announced that it has signed a definitive agreement to acquire the assets of Unit Parts Company (UPC), based in Oklahoma City. The transaction is expected to close in March, 2005.

Unit Parts is a major supplier to the automotive aftermarket for new and remanufactured starters and alternators, offering custom branding, packaging and logistics solutions as well as complete engineering and support services. Remy’s position, as a leading global supplier of original equipment and replacement starters and alternators, will be significantly strengthened with the acquisition. Unit Parts has five major facilities located in North America, approximately 2,000 employees and estimated net sales of approximately $150 million for the year 2004.

Unit Parts Company will remain headquartered in Oklahoma City and operate as a division of Remy’s Electrical Aftermarket. Jack and Tom Vollbrecht will continue as UPC’s co-presidents, reporting to Remy’s Electrical Aftermarket President, Divakar “Dibs” Tailor.

“The combination of UPC’s customer base with our Electrical Aftermarket business will increase our manufacturing and distribution capabilities, expand and diversify our retail presence and enhance our ability to serve the traditional distribution channel,” noted Tailor.

Speaking on behalf of the UPC founders, Jack Vollbrecht said, “We wanted to align our company with a market leader, and Remy will provide us the ability to prosper with the strength of a much larger global organization.”

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Remy CFO Raj Shah stated, “Given the recent disposition of our transmission remanufacturing business and the resulting liquidity improvement, we are delighted at the opportunity to reinvest some of the funds in the electrical product line. We believe this acquisition positions us to deliver on our objectives of profitable growth while retaining a strong financial position.”

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy duty systems and Remy brand starters and alternators, diesel engines and hybrid power technology. The company also provides a worldwide components core-exchange service for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications. Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896. More information is available at the company’s website: http://www.remyinc.com

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These statements relate to the Company’s future plans, objectives, expectations and intentions and may be identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “anticipate,” and similar expressions. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include, without limitation, that the acquisition is subject to customary closing conditions including the receipt of HSR approval. Other important factors are discussed in the Company’s Form 10-K Annual Report for the year ended December 31, 2003 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

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